Exhibit 5.1

August 1, 2013

iShares® Dow Jones-UBS Roll Select Commodity Index Trust

c/o iShares Delaware Trust Sponsor LLC

400 Howard Street

San Francisco, California 94105

Re:	iShares® Dow Jones-UBS Roll Select Commodity Index Trust

Ladies and Gentlemen:

We have acted as special Delaware counsel to iShares® Dow Jones-UBS Roll Select Commodity Index Trust (the “Trust”), a Delaware statutory trust, in connection with the matters set forth herein. This opinion is being delivered to you at your request.

For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of originals or copies of the following:

(a)	The Certificate of Trust of the Trust, as filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on December 7, 2011 (the “Certificate of Trust”);

(b)

The Trust Agreement of the Trust, dated as of December 7, 2011, among iShares® Delaware Trust Sponsor LLC, a Delaware limited liability company, as sponsor (the “Sponsor”), BlackRock Institutional Trust Company, N.A., a national banking association, as trustee (the “Trustee”), and Wilmington Trust, National Association, a national banking association, as Delaware Trustee (the “Delaware Trustee”);

(c)	The First Amended and Restated Trust Agreement, dated as of July 29, 2013, among the Sponsor, the Trustee and the Delaware Trustee (the “Trust Agreement”);

(d)	The Registration Statement on Form S-1, to be filed by the Trust with the Securities and Exchange Commission on or about August 1, 2013 (the “Registration Statement”), including a prospectus (the “Prospectus”) relating to units of beneficial interests in the Trust (collectively, the “Shares”);

(e)	A form of Authorized Participant Agreement to be entered into by the Trustee, the Sponsor and an Authorized Participant (collectively the “Participant Agreements”);

iShares® Dow Jones-UBS Roll Select Commodity Index Trust

August 1, 2013

(f)	A form of Distribution Agreement to be entered into by the Sponsor, the Trust and UBS Securities LLC (the “Initial Purchaser”); and

(g)	A Certificate of Good Standing for the Trust, dated August 1, 2013, obtained from the Secretary of State.

As to various questions of fact material to our opinion, we have relied upon the representations made in the foregoing documents and upon certificates of the Sponsor. With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures. Capitalized terms used herein and not otherwise defined are used as defined in, or by reference in, the Trust Agreement.

Based upon and subject to the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinbelow, it is our opinion that:

1. The Trust has been duly formed and is validly existing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. § 3801 et seq. (the “Act”).

2. The Shares to be issued by the Trust will be validly issued and, subject to the qualifications set forth herein, fully paid and nonassessable beneficial interests in the Trust.

The foregoing opinions are subject to the following assumptions, exceptions, qualifications and limitations:

A. We are admitted to practice law in the State of Delaware, and we do not hold ourselves out as being experts on the law of any other jurisdiction. The foregoing opinions are limited to the laws of the State of Delaware (excluding securities laws) currently in effect. We have not considered and express no opinion on the laws of any other state or jurisdiction, including federal laws or rules and regulations thereunder.

B. We have assumed (i) that the Trust Agreement and the Certificate of Trust are in full force and effect and have not been amended and the Trust Agreement will be in full force and effect when the Shares are issued by the Trust, (ii) except to the extent set forth in paragraph 1 above, the due creation, due formation or due organization, as the case may be, and valid existence in good standing of each party to the documents examined by us (other than the Trust) under the laws of the jurisdiction governing its creation, formation or organization, (iii) the legal capacity of each natural person who is a party to the documents examined by us, (iv) that each of the parties to the documents examined by us (other than the Trust) has the power and

iShares® Dow Jones-UBS Roll Select Commodity Index Trust

August 1, 2013

authority to execute and deliver, and to perform its obligations under, such documents, (v) that each of the parties to the documents examined by us (other than the Trust) has duly authorized, executed and delivered such documents, (vi) to the extent applicable, the due submission to the Trustee or its delegee of a Purchase Order by each Authorized Participant; (vii) to the extent applicable, the due acceptance by the Trustee or its delegee of each Purchase Order, (viii) the due delivery in accordance with the Trust Agreement of Shares to the Authorized Participants or the Initial Purchaser, as applicable, (ix) the payment by each Authorized Participant or the Initial Purchaser, as applicable, to the Trust of the full consideration and other amounts due from it for the Shares subscribed to by it and (x) the Shares will be offered and sold as described in the Registration Statement and the Trust Agreement and, as applicable, the Participant Agreements and the Distribution Agreement.

C. We have not participated in the preparation of the Registration Statement (except for providing this opinion) or the Prospectus and assume no responsibility for their contents, other than this opinion.

D. We note that a Registered Owner may be required to make certain payments provided for in the Trust Agreement.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement filed with the Securities and Exchange Commission. We also hereby consent to the use of our name under the heading “Legal Matters” in the Prospectus. In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Very truly yours,

/s/ Richards, Layton and Finger